                                 EXHIBIT 11 (a)
                                ---------------

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                   ------------------------------------------

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
          ------------------------------------------------------------


                       ( In thousands except share data )


                                                   Three Months ended
                                                       November 30,
                                                -------------------------
                                                   1996           1995
                                                -----------   -----------

Net earnings                                    $     9,177   $    10,832


Weighted average number
   of shares outstanding                         15,105,722    15,297,899

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                         282,474       273,720


Shares used in calculating primary
   net earnings per share                        15,388,196    15,571,619



Earnings per share                              $      0.60   $      0.70










   *Fully diluted earnings per share are identical to primary earnings per share.


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